UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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MAKO Surgical Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2555 Davie Road
Ft. Lauderdale, Florida 33317
__________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
__________________

DATE	Tuesday, June 3, 2008

TIME	10:00 a.m., Eastern Time

PLACE	2555 Davie Road Fort Lauderdale, Florida 33317

ITEMS OF BUSINESS	1.	To elect two Class I directors, each to serve until the 2011 annual meeting of stockholders and until his successor is duly elected and qualified;

	2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008; and

	3.	To consider and act upon any other business properly brought before the annual meeting or at any adjournment or postponement of the annual meeting.

RECOMMENDATIONS OF THE BOARD	Our board of directors recommends a vote FOR the director nominees set forth in proposal 1 and FOR proposal 2 in the attached proxy statement.

RECORD DATE

You are entitled to vote at the 2008 annual meeting of stockholders, and at any adjournment or postponement of the meeting, if you were a stockholder at the close of business on Monday, April 14, 2008.

ADMISSION

Admission to the annual meeting will be limited to stockholders and our invited guests. If you are a stockholder of record, you may be asked to present proof of identification for admission to the annual meeting. If your shares are held in the name of a broker, bank or other nominee, you may be asked to present proof of identification and a statement from your broker, bank or other nominee, reflecting your beneficial ownership of MAKO Surgical Corp. common stock as of April 14, 2008, as well as a proxy from the record holder to you, for admission to the annual meeting. Please be prepared to provide this documentation if requested.

VOTING BY PROXY

Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions regarding voting, please refer to the Questions and Answers beginning on page 1 of the proxy statement and the instructions on your proxy card.

INTERNET AVAILABILITY OF PROXY MATERIALS	This notice of meeting, the proxy statement, the proxy card and our 2007 annual report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors,
MAKO Surgical Corp.

MENASHE R. FRANK
Secretary

Fort Lauderdale, Florida
April 29, 2008

This Notice of Annual Meeting of Stockholders, attached proxy statement and accompanying proxy card are being distributed on or about April 29, 2008.

PROXY STATEMENT
TABLE OF CONTENTS

____________________

PROXY STATEMENT
FOR
2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 3, 2008
____________________

     QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The enclosed proxy statement is being solicited on behalf of the board of directors of MAKO Surgical Corp. (“MAKO,” “we,” “us” or “our company”), a Delaware corporation, and is for use at our 2008 annual meeting of stockholders. The annual meeting will take place at 10:00 a.m., Eastern time, on June 3, 2008 at our headquarters, 2555 Davie Road, Fort Lauderdale, Florida 33317. You are invited to attend the annual meeting and requested to vote on the proposals described in this proxy statement.

Q:	Are proxy materials available on the Internet?

A:	Yes. Your proxy card contains a control number that provides you with access to www.proxyvote.com, where you may view this proxy statement and our 2007 annual report and vote online.

Q:	Who can vote at the annual meeting?

A:	Stockholders of record who owned shares of MAKO common stock on April 14, 2008 may vote at the annual meeting. As of April 14, 2008, there were 18,476,438 shares of MAKO common stock outstanding, each entitled to one vote.

Q:	What is the proxy card?

A:	The proxy card enables you to appoint Menashe R. Frank and Fritz L. LaPorte as your representatives at the annual meeting. By completing and returning the proxy card, you are authorizing Messrs. Frank and LaPorte, as your proxies, to vote your shares at the meeting as you have instructed them on the proxy card. This way, you can vote your shares whether or not you attend the meeting.

Q:	What am I voting on?

A:	We are asking you to vote on the following items:

  The election of two Class I directors to serve until the 2011 annual meeting of stockholders and until their successors are duly elected and qualified;

  The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008; and

  Any other business properly brought before the annual meeting or at any adjournment or postponement of the annual meeting.

Q:	How do I vote?

A:	BY MAIL: Please complete and sign your proxy card and mail it in the enclosed pre-addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If an additional proposal that is not on the proxy card is properly presented for a vote at the annual meeting, your shares will be voted in the best judgment of Messrs. Frank and LaPorte. If you submit your proxy card but do not mark your voting instructions on the proxy card, your shares will be voted as follows:

FOR the named nominees as directors; FOR ratification of Ernst & Young LLP as our independent registered public accounting firm for 2008; and

According to the best judgment of Messrs. Frank and LaPorte if a proposal that is not on the proxy card comes up for a vote at the meeting.

BY TELEPHONE: Please follow the “Vote by Phone” instructions that accompanied your proxy card. If you vote by telephone, you do not have to mail in your proxy card.

BY INTERNET: Please follow the “Vote by Internet” instructions that accompanied your proxy card. If you vote by Internet, you do not have to mail in your proxy card.

IN PERSON: We will pass out written ballots to anyone who wants to vote in person at the annual meeting. However, if you hold your shares in street name, you must request a proxy card from your broker in order to vote at the meeting. Holding shares in “street name” means that you hold them through a brokerage firm, bank or other nominee, and, therefore, the shares are not held in your individual name in the records maintained by our transfer agent, BNY Mellon Shareowner Services.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you hold your shares in multiple accounts at the transfer agent or with brokers or other custodians of your shares. Please complete and return all the proxy cards you receive to ensure that all your shares are voted.

Q:	Can I change my vote?

A:	You may revoke your proxy and change your vote by:

  Signing another proxy card with a later date and returning it before the polls close at the annual meeting;

  Voting on a later date over the Internet or by telephone (only your latest Internet or telephone proxy submitted by the deadlines printed on your proxy card and prior to the annual meeting will be counted); or

  Voting in person at the annual meeting.

Your presence at the annual meeting will not in itself revoke your proxy.

Q:	How many shares must be present to hold the annual meeting?

A:	To hold the annual meeting and conduct business, a majority of the company’s outstanding shares as of April 14, 2008, or 9,238,220 shares, must be present in person or by proxy at the meeting. This is called a quorum. Shares are counted as present at the meeting if the stockholder either:

Is present and votes in person at the meeting; or Has properly submitted a proxy or voted by telephone or over the Internet.

Both abstentions and broker non-votes are counted as present for the purposes of determining the presence of a quorum. Broker non-votes occur when shares held by a stockholder in street name are not voted with respect to a proposal because the broker has not received voting instructions from the stockholder and the broker lacks discretionary voting power to vote the shares.

Q:	How many votes must nominees for director receive to be elected?

A:	Each of the two director nominees will be elected to our board of directors by a plurality of the votes cast. This means that the two nominees receiving the highest number of votes FOR election will be elected (assuming a quorum is present).

Q:	How many votes must the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2008 receive to be approved?

A:	The ratification of Ernst & Young LLP as our independent registered public accounting firm for 2008 will be approved if a majority of the shares present at the meeting in person or by proxy vote FOR approval (assuming a quorum is present).

Q:	How are votes counted?

A:	You may vote either FOR each director nominee or WITHHOLD your vote from any one or more of the nominees.

You may vote FOR or AGAINST or ABSTAIN from voting on the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008. If you abstain from voting on this proposal, it will have the same effect as a vote AGAINST the proposal. Broker non-votes, although counted toward the quorum, will not count as votes cast with respect to the matter as to which the broker has expressly not voted.

Voting results will be tabulated and certified by a representative of Broadridge Financial Solutions, Inc., who was appointed by our board of directors to act as the Inspector of Election of the annual meeting.

Q:	Where can I find the voting results of the annual meeting?

A:	The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the Inspector of Election and published in our quarterly report on Form 10-Q for the fiscal quarter ending June 30, 2008, which we expect to file with the Securities and Exchange Commission, or SEC, by August 15, 2008.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	We are paying for the distribution and solicitation of the proxies. As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians for reasonable and customary fees and expenses in forwarding proxy materials to our stockholders. We do not intend to engage a proxy solicitation firm. Our employees may solicit proxies through mail, telephone, the Internet or other means, but they do not receive additional compensation for providing those services.

Q:	When are stockholder proposals due for next year’s annual meeting?

A:	Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, may submit to our board of directors proposals to be considered for submission to the stockholders at, and included in the proxy materials for, our 2009 annual meeting of stockholders. In order to be considered for inclusion in the proxy materials to be disseminated by our board of directors, your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be received at MAKO Surgical Corp., 2555 Davie Road, Fort Lauderdale, Florida 33317 no later than December 30, 2008.

In addition, our bylaws also provide for separate procedures a stockholder must follow to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting outside the processes of Rule 14a-8. To be considered timely under these bylaw provisions, the stockholder’s notice must be received by our corporate secretary at our principal executive offices at the address set forth above no later than December 30, 2008. Our bylaws specify requirements as to the form and content of a stockholder’s notice. If we do not receive the notice on a timely basis or if the notice does not otherwise comply with our bylaws, we will not be required to present the proposal at the 2009 annual meeting.

We were not notified by any stockholder of the intention to present a stockholder proposal from the floor at this year’s annual meeting. The enclosed proxy card grants Messrs. Frank and LaPorte discretionary authority to vote the proxies held by them on any matter properly brought before the annual meeting.

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 14, 2008 by: (i) each director and nominee; (ii) each of the named executive officers named in the Summary Compensation Table set forth below; (iii) all of the directors, nominees and executive officers (including the executive officers named in the Summary Compensation Table) as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock. Unless otherwise indicated, the persons or entities identified in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

     Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days after April 14, 2008, which is June 13, 2008. These shares are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each person or entity listed in the table is c/o MAKO Surgical Corp., 2555 Davie Road, Fort Lauderdale, FL 33317.

	Shares of	Percent of
	Common Stock	Common Stock
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned
Management and Directors
S. Morry Blumenfeld, Ph.D.(1)	637,892	3.45%
Gerald A. Brunk(2)	1,696,113	9.18%
Marcelo G. Chao(3)	1,791,892	9.70%
Christopher C. Dewey(4)	2,247,576	12.09%
Charles W. Federico	10,000	*
Frederic H. Moll, M.D.(5)	83,424	*
William D. Pruitt	—	*
Michael P. Stansky(6)	1,736,634	9.40%
Maurice R. Ferré, M.D.(7)	832,259	4.50%
Fritz L. LaPorte(8)	121,777	*
Rony A. Abovitz(8)	172,863	*
Menashe R. Frank(8)	78,661	*
Steven J. Nunes(8)	25,439	*
All directors, nominees and executive officers as a group (13 persons) (9)	9,434,530	49.60%

Other Beneficial Owners
Entities affiliated with Lumira Capital Corp.(2)	1,696,113	9.18%
Attn: Gerry Brunk
20 Bay Street, 11th Floor
Toronto, Ontario, Canada M5J 2N8
MK Investment Company(3)	1,791,892	9.70%
c/o Del Plata Consulting Services
Zonamerica, Ruta 8, KM 17.5
Montevideo, Uruguay, 91600
Z-KAT, Inc.(4)	1,409,900	7.63%
Attn: Priscilla Dole
Sycamore Ventures Ptc Ltd.
845 Alexander road
Princeton, NJ 08540
Entities affiliated with Tudor Investment Corporation(6)	1,736,634	9.40%
Attn: David Ginsberg
50 Rowes Wharf, 6th Floor
Boston, MA 02110
____________________

*	Denotes less than 1%.

(1)	Consists solely of 139,383 shares held by MediTech Advisors LLC and 498,509 shares held by Ziegler MediTech Equity Partners LP. The partners of MediTech Advisors LLC are Eitan Machover, Samuel Cubac, Grosvenor LLC and Allandale Ltd. The members of Grosvenor LLC are Dr. Blumenfeld and certain of his family members. The general partner of Ziegler MediTech Equity Partners LP is Ziegler MediTech Partners, LLC. The board of managers of Ziegler MediTech Partners LLC consists of Dr. Blumenfeld, Eitan Machover, Sam Cubac, S. Charles O’Meara, Donald I. Grande and Thomas S. Ross. The partners of MediTech Advisors LLC and Dr. Blumenfeld and the other directors of Ziegler MediTech Partners LLC may be deemed to share voting and investment power over the shares held by MediTech Advisors LLC and Ziegler MediTech Equity Partners LP. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest.

(2)	Consists of (a) 1,045,188 shares held by Lumira Capital I Limited Partnership (“LC I”), the general partner of which is Lumira Capital I (GP) Inc., (b) 368,240 shares held by Lumira Capital I Quebec Limited Partnership (“LCIQ ”), the general partner of which is Lumira Capital I (QGP) Inc., and (c) 282,685 shares held by MLII Co- Investment Fund NC Limited Partnership (“MLII.NC”), the general partner of which is MLII (NCGP) Inc. Lumira Capital Management Corp. (“Lumira Management”), a subsidiary of Lumira Capital Corp., may be deemed to share voting and investment power over the shares held by LC I pursuant to a management agreement with LC I. Lumira Management also provides services to each of LCIQ and MLII.NC. The directors of Lumira Capital Corp. are Michael Burns, Kenneth Horton, James Oborne and Peter van der Velden. Mr. Brunk is Senior Vice President/ Managing Director of Lumira Capital Corp. The directors of Lumira Management, Lumira Capital I (GP) Inc., and MLII (NCGP) Inc. are Stephen Cummings and Peter van der Velden. The directors of Lumira Capital I (QGP) Inc. are Bernard Coupal, Murray Ducharme, Maurice Forget, Jean Page and Peter van der Velden. Lumira Capital I (GP) Inc., Lumira Capital I (QGP) Inc., MLII (NCGP) Inc. and each of the individuals may be deemed to share voting and investment power over these shares. Lumira Capital I (GP) Inc., Lumira Capital I (QGP) Inc., MLII (NCGP) Inc., Lumira Management, Lumira Capital Corp., Mr. Brunk and each of the other individuals disclaim beneficial ownership of such shares, except to the extent of its, his or her pecuniary interest.

(3)	The directors of MK Investment Company (“MK Investment”) are Mirta Carballal, Diego Muñoz, and Alfredo Arocena. Mr. Chao is a Managing Director of The Exxel Group, an affiliate of MK Investment. Mr. Chao and the directors of MK Investment may be deemed to share voting and investment power over the shares held by this entity. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest.

(4)	Consists of 831,076 shares held by Mr. Dewey directly, which includes 111,182 shares that Mr. Dewey has the right to acquire through the exercise of warrants, the 1,409,900 shares held by Z-KAT, Inc. and the 3,300 shares held by each of his daughters for a total of 1,416,500 shares, of which he is deemed to be the indirect beneficial owner. The board of directors of Z-KAT, Inc. is comprised of John Whitman, Mike Fong, Ellen Shih, Fernando Tapia, Mark Sinnreich and Mr. Dewey. Mr. Dewey is also acting Chief Executive Officer of Z-KAT, Inc. Mr. Dewey and the other members of Z-KAT’s board of directors may be deemed to share voting and investment power over the shares held by this entity. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest.

(5)	Includes 11,279 shares that Dr. Moll has the right to acquire through the exercise of warrants.

(6)	Consists of 1,297,744 shares held by The Raptor Global Portfolio Ltd., 427,351 shares held by The Tudor BVI Global Portfolio L.P. and 11,539 shares held by The Altar Rock Fund L.P. The general partner of the Tudor BVI Global Portfolio L.P. is The Tudor BVI GP Ltd. The directors of The Tudor BVI GP Ltd. and The Raptor Global Portfolio Ltd. are Jean-Pierre Jacquemoud, Karl Erbo Graf Kageneckm, Bernard Grigsby, David P. d’Ambrumenilm and InterCaribbean Services Ltd. Tudor Investment Corporation, of which Mr. Stansky is a Managing Director, acts as investment advisor to The Raptor Global Portfolio Ltd. and The Tudor BVI Global Portfolio L.P. and as general partner to the Altar Rock Fund L.P. The directors of Tudor Investment Corporation are Paul Tudor Jones, II, James J. Pallotta, Andrew S. Paul, John R. Torell, John G. Macfarlane, III, Mark F. Dalton, Mark Nicholson, Mark V. Houghton-Berry, Robert P. Forlenza and Richard L. Fisher. The Raptor Global Portfolio Ltd., The Tudor BVI GP Ltd., Tudor Investment Corporation and Mr. Stansky may be deemed to share voting and investment power over the shares held by these entities. Mr. Stansky, who will retire as a director as of the annual meeting, and each of the other individuals listed above, disclaim beneficial ownership of such shares, except to the extent of his pecuniary interest.

(7)	Consists of 741,075 shares of restricted common stock (of which 381,774 shares were unvested) issued to Dr. Ferré in connection with his employment, 17,065 shares of unrestricted common stock purchased by Dr. Ferré, 49,504 shares of restricted common stock held by MMF Holdings, LLC, an entity owned by Dr. Ferré’s parents, 18,984 shares that Dr. Ferré has the right to acquire through the exercise of vested options and 5,631 shares that Dr. Ferré has the right to acquire through the exercise of warrants. Of his 359,301 vested shares of restricted common stock, Dr. Ferré has pledged 125,000 shares to a third party lender as collateral to secure any amounts that may become outstanding under a personal loan.

(8)	Represents shares that may be acquired through exercise of vested options.

(9)	Includes exercisable options to purchase 417,724 shares of our common stock and exercisable warrants to purchase 128,092 shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Since no class of our equity securities was registered under the Exchange Act during 2007, none of our directors or executive officers was required to file reports with the SEC relating to his ownership of our equity securities during 2007.

ELECTION OF DIRECTORS

GENERAL INFORMATION

     Our board of directors is divided into three classes and has eight authorized seats. The term of our two Class I directors will expire at the annual meeting and two Class I nominees are to be elected at the annual meeting to serve a three-year term expiring at the 2011 annual meeting of stockholders or until a successor has been elected and qualified. The remaining six directors will continue to serve their respective terms. S. Morry Blumenfeld, Ph.D., and William D. Pruitt have been nominated by our board of directors to serve as Class I directors. Mr. Pruitt has been nominated by our board of directors to take the seat being vacated by Mr. Stansky, whose term as a director will expire at the annual meeting. Mr. Pruitt was identified by our corporate governance and nominating committee and was recommended to our board as a nominee for director based on his considerable experience in business, finance and accounting and in serving as a director of other publicly traded companies.

     Unless our stockholders specify otherwise, the shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the board of directors. Our board of directors has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, if any nominee should be unable to serve or will not serve, then the shares represented by the accompanying proxy will be voted for another nominee selected by our board of directors.

     The names of the nominees and directors, their ages as of April 14, 2008 and certain other information about them are set forth below.

     Each director will be elected by a plurality of the votes cast at the annual meeting (assuming a quorum is present). Consequently, any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors.

     Our board of directors unanimously recommends that the nominees identified below be elected as directors and urges you to vote “FOR” them. Shares of common stock represented by executed, but unmarked, proxies will be voted “FOR” these nominees.

NOMINEES AND DIRECTORS CONTINUING IN OFFICE

			Director
Name of Nominee or Director	Age	Principal Occupation	Since
Class I Director Nominees with term expiring at the 2011 annual meeting:
S. Morry Blumenfeld, Ph.D.(2)	70	Founder, Meditech Advisors LLC and	2005
		Meditech Advisors Management LLC
William D. Pruitt	67	President, Pruitt Enterprises, LP

Class II Directors with term expiring at the 2009 annual meeting:
Gerald A. Brunk(1)(2)(3)	39	Managing Director, Lumira Capital	2006
		Corp.
Charles W. Federico(1)	59	Former President and Chief Executive	2007
		Officer, Orthofix International N.V.;
		Director, Orthofix International N.V.
Frederic H. Moll, M.D.(3)	56	Chief Executive Officer, Director,	2007
		Hansen Medical, Inc.

Class III Directors with term expiring at the 2010 annual meeting:
Marcelo G. Chao(1)(2)	41	Managing Director, The Exxel Group,	2007
		an affiliate of MK Investment
		Company
Christopher C. Dewey	63	Vice Chairman, National Holdings	2004
		Corporation
Maurice R. Ferré, M.D.	47	President, Chief Executive Officer and	2004
		Chairman, MAKO Surgical Corp.
____________________

(1)	Member, Audit Committee

(2)	Member, Compensation Committee

(3)	Member, Corporate Governance and Nominating Committee

     The principal occupations and positions for at least the past five years of our directors and director nominees are described below. There are no family relationships among any of our directors or executive officers.

Class I Director Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting of Stockholders

     S. Morry Blumenfeld, Ph.D. has served as one of our directors since July 2005. In 2003, Dr. Blumenfeld founded Meditech Advisors LLC and Meditech Advisors Management LLC, a member of Ziegler MediTech Partners, LLC, the sole general partner of Ziegler Meditech Equity Partners, LP, a private equity fund specializing in investments in healthcare and medical device companies. In April 2002, Dr. Blumenfeld retired as Managing Director of GE Medical Systems in Israel after 34 years with the company, where he helped initiate both GE’s CT and MR business lines. Currently, he serves on the board of directors of a number of medical device and technology companies, including Oridion Systems Ltd. and several private companies. Dr. Blumenfeld holds a B.A.Sc in engineering physics and a Ph.D. in molecular physics from the University of Toronto.

     William D. Pruitt has been a board member of The PBSJ Corporation, an international professional services firm, since July 2005 and has been the chairman of the PBSJ audit committee since 2003. Mr. Pruitt served as chairman of the audit committee of KOS Pharmaceuticals, Inc., a fully integrated specialty pharmaceutical company, until its sale in 2006. He was also chairman of the audit committee for Adjoined Consulting, Inc., a full-service management consulting firm, until it was merged into Kanbay International, a global consulting firm, in February 2006. From 2002 to 2004, Mr. Pruitt provided market consultancy services to Ernst & Young LLP, our independent registered public accounting firm. From 1980 to 1999, Mr. Pruitt served as the managing partner for the Florida, Caribbean and Venezuela operations of the independent auditing firm of Arthur Andersen LLP. Mr. Pruitt holds a Bachelor of Business Administration from the University of Miami and is a Certified Public Accountant (inactive).

Class II Directors with a Term Expiring at the 2009 Annual Meeting of Stockholders

     Gerald A. Brunk has served as one of our directors since October 2006. Mr. Brunk is a Managing Director at Lumira Capital Corp., a venture capital firm, which he joined in July 2002. From 2000 to 2002, Mr. Brunk was the Chief Operating Officer of ActiveCyte, Inc., a bioinformatics software company. During his career, Mr. Brunk has also served as a Manager in the healthcare practice of The Boston Consulting Group and as a member of the investment banking group at Credit Suisse First Boston. Currently, Mr. Brunk serves on the board of directors of Cardiac Dimensions, Inc. Mr. Brunk holds a B.A. from the University of Virginia and an M.B.A. from Stanford University Graduate School of Business.

     Charles W. Federico has served as one of our directors since June 2007. From 2001 to April 2006, Mr. Federico served as President and Chief Executive Officer of Orthofix International N.V. and, from 1996 to 2001, President of Orthofix Inc. From 1985 to 1996, Mr. Federico was President of Smith & Nephew Endoscopy (formerly Dyonics, Inc.). From 1981 to 1985, Mr. Federico served as Vice President of Dyonics. Previously he held management and marketing positions with General Foods Corporation, Puritan Bennett Corporation and LSE Corporation. Mr. Federico is a Trustee of the Orthopaedic Research and Education Foundation and a director of Orthofix International N.V., SRI/ Surgical Express, Inc., BioMimetic Therapeutics, Inc. and Alveolus, Inc. Mr. Federico holds a B.S. in marketing from Fordham University.

     Frederic H. Moll, M.D. has served as one of our directors since August 2007. In September 2002, Dr. Moll co-founded Hansen Medical, Inc. and serves as its Chief Executive Officer and is a member of its board of directors. In November 1995, Dr. Moll co-founded Intuitive Surgical, Inc., a medical device company, and served as its first Chief Executive Officer and later, its Vice President and Medical Director until September 2003. In 1989, Dr. Moll co-founded Origin Medsystems, Inc., a medical device company, which later became an operating company within Guidant Corporation, a medical device company, following its acquisition by Eli Lilly in 1992. Dr. Moll served as Medical Director of Guidant’s surgical device division until November 1995. Dr. Moll holds a B.A. from the University of California, Berkeley, an M.S. from Stanford University and an M.D. from the University of Washington School of Medicine.

Class III Directors with a Term Expiring at the 2010 Annual Meeting of Stockholders

     Marcelo G. Chao has served as one of our directors since February 2007. He is a Managing Director at The Exxel Group, an affiliate of MK Investment Company, which he joined in March 2000. From 1995 to 2000, Mr. Chao was a Partner at Hermes Management Consulting. From 1992 to 1995, Mr. Chao was Vice President of Citibank in Buenos Aires, Argentina, and from 1991 to 1992 he worked for McKinsey & Company. Currently, Mr. Chao serves on the board of directors of several Exxel Group portfolio companies. Between November 2002 and December 2006, Mr. Chao also served on the Latin American and Caribbean board of MasterCard International. Mr. Chao holds a B.S. in business administration from Universidad Católica Argentina and is a Certified Public Accountant.

     Christopher C. Dewey has served as one of our directors since our inception in November 2004. Since January 2007, Mr. Dewey has served as Vice Chairman of the board of directors of National Holdings Corporation, a financial services organization operating through its subsidiary, National Securities. Mr. Dewey also serves as acting Chief Executive Officer and director of Z-KAT, Inc. Mr. Dewey has over 25 years of experience in finance, most recently as Executive Vice President of Jefferies & Company, Inc. from 1994 to December 2006. Mr. Dewey co-founded several companies, including Robotic Ventures LLC, Bonds Direct Securities LLC and Cannon Group Inc., a motion picture company that went public in 1972. Mr. Dewey holds an M.B.A. from The Wharton School of the University of Pennsylvania.

     Maurice R. Ferré, M.D. our founding President, Chief Executive Officer and current Chairman of our board of directors, has been with us since our inception in November 2004. In May 2004, Dr. Ferré became Chief Executive Officer of Z-KAT, Inc., a surgical navigation medical device company that incorporated MAKO Surgical Corp. In 1993, Dr. Ferré founded Visualization Technology, Inc., a medical device company for image-guided surgery, and served as its Chief Executive Officer until the company was acquired by GE Healthcare in April 2002. Dr. Ferré served as Vice President of Strategic Development at GE Navigation, a division of GE Healthcare, from April 2002 until April 2004. Dr. Ferré holds a B.A. in biology from Bennington College and an M.P.H. and an M.D. from Boston University.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENT DIRECTORS

     Of the eight directors currently serving on our board of directors, the board has determined that Messrs. Brunk, Chao, Federico and Stansky and Drs. Moll and Blumenfeld are independent directors under the independence standards of The NASDAQ Global Market. Mr. Stansky is retiring from our board of directors when his current term as a director expires at the annual meeting. Our board has not yet determined whether Mr. Pruitt, who has been nominated by our board to stand for election to the seat that Mr. Stansky is vacating, is independent under these standards.

     In making determinations of independence with respect to Messrs. Brunk, Chao and Stansky and Dr. Blumenfeld, each of whom is affiliated with a principal stockholder of our company, our board considered the relationship between the director and the respective stockholder and determined, in each case, that the relationship was not relevant to the director’s independence.

MEETINGS AND ATTENDANCE

     During 2007, our board of directors held 13 meetings. Each of our incumbent directors, except Dr. Moll, attended at least 75% of the aggregate number of meetings of the board and the committees on which the director served. None of the members of the standing committees of our board of directors was an officer or employee of our company. We show below information on the standing committees of our board of directors, including the membership, functions and number of meetings of each committee held in 2007.

     We have no policy requiring our directors to attend our annual stockholders meetings; however, our corporate governance guidelines provide that directors should make every effort to attend all annual and special meetings of stockholders, as well as meetings of our board of directors and meetings of the board committees of which they are members.

BOARD COMMITTEES AND MEETINGS

     Our board of directors has a standing audit committee, compensation committee and corporate governance and nominating committee. The board has adopted, and may amend from time to time, a written charter for each of the committees. We maintain a website at www.makosurgical.com and make available on that website, free of charge, copies of each of the committee charters, as well as a copy of our corporate governance guidelines. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this proxy statement.

Audit Committee

     Our audit committee consists of Messrs. Brunk, Chao and Federico, each of whom our board of directors has determined to be an independent director. Our board of directors has determined that Mr. Brunk qualifies as an audit committee financial expert within the meaning of SEC regulations and the NASDAQ listing standards. In making this determination, our board considered the nature and scope of experience that Mr. Brunk has previously had with reporting companies. The audit committee held five meetings in 2007.

     Mr. Brunk serves as the chair of the audit committee. The functions of this committee include, among other things:

  Overseeing the audit and other services of our independent registered public accounting firm and being directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, who will report directly to the audit committee;

  Reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

  Overseeing compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as required;

  Reviewing our annual and quarterly financial statements and reports and discussing the financial statements and reports with our independent registered public accounting firm and management;

  Reviewing and approving all related person transactions;

  Reviewing with our independent registered public accounting firm and management significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our internal controls over financial reporting;

  Establishing procedures for the receipt, retention and treatment of complaints received by us regarding internal control over financial reporting, accounting or auditing matters; and

  Preparing the audit committee report for inclusion in our proxy statement for our annual meeting.

     Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Compensation Committee

     Our compensation committee consists of Dr. Blumenfeld and Messrs. Brunk and Chao, each of whom our board has determined to be an independent director. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986. The compensation committee held three meetings in 2007.

     Dr. Blumenfeld serves as the chair of the compensation committee. The functions of this committee include, among other things:

  Determining the compensation and other terms of employment of our Chief Executive Officer and other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

  Administering and implementing our incentive compensation plans and equity-based plans, including approving option grants, restricted stock and other awards;

  Evaluating and recommending to our board of directors the equity incentive compensation plans, equity- based plans and similar programs advisable for us, as well as modifications or terminations of existing plans and programs;

  Reviewing and approving the terms of any employment-related agreements, severance arrangements, change-in-control and similar agreements/provision and any amendments, supplements or waivers to the foregoing agreements with our Chief Executive Officer and other executive officers;

  Reviewing and discussing the Compensation Discussion and Analysis required in our annual report and proxy statement with management and determining whether to recommend to the board the inclusion of the Compensation Discussion and Analysis in the annual report or proxy; and

  Preparing the compensation committee report for inclusion in our proxy statement for our annual meeting.

     Additional information regarding the compensation committee and our policies and procedures regarding executive compensation, including the role of executive officers in recommending executive compensation, is provided below under “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

     Our corporate governance and nominating committee consists of Messrs. Brunk and Stansky and Dr. Moll, each of whom our board has determined to be an independent director. The corporate governance and nominating committee held no meetings in 2007.

     Mr. Brunk serves as the chair of the corporate governance and nominating committee. The functions of this committee include, among other things:

  Evaluating director performance on the board and applicable committees of the board;

  Interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;

  Evaluating nominations by stockholders of candidates for election to our board;

  Reviewing and recommending to our board of directors any amendments to our corporate governance documents; and

  Making recommendations to the board regarding management succession planning.

NOMINATION PROCESS

     Under our corporate governance guidelines, the corporate governance and nominating committee is responsible for identifying and recommending to our board of directors qualified candidates for board membership. In considering potential candidates for board membership, the corporate governance and nominating committee considers the entirety of each candidate’s credentials. Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the board. However, at a minimum, candidates for the board must possess:

  high personal and professional ethics and integrity;

  an ability to exercise sound judgment;

  an ability to make independent analytical inquiries;

  a willingness and ability to devote adequate time and resources to diligently perform board duties; and

  appropriate and relevant business experience and acumen.

     In addition to the aforementioned minimum qualifications, the corporate governance and nominating committee may take into account other factors when considering whether to nominate a particular person. These factors include:

  whether the person possesses specific industry expertise and familiarity with general issues affecting our business;

  whether the person’s nomination and election would enable our board to have a member that qualifies as an “audit committee financial expert” as this term is defined by the SEC in Item 407 of Regulation S-K, as may be amended;

  whether the person would qualify as an independent director;

  the importance of continuity of the existing composition of the board; and

  the importance of diversified board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

     A director candidate should have expertise, skills, knowledge and experience that, when taken together with that of other board members, will lead to a board of directors that is effective, collegial and responsive to our needs.

     The corporate governance and nominating committee may seek to identify director candidates based on input provided by a number of sources, including (i) committee members, (ii) our other directors, (iii) our stockholders, (iv) our Chief Executive Officer and (v) third parties. The corporate governance and nominating committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

     The corporate governance and nominating committee gives appropriate consideration to candidates for board membership recommended for nomination by stockholders and evaluates such candidates in the same manner as other candidates identified to the committee. Stockholders who wish to nominate director candidates for election by stockholders at the annual meeting may do so in the manner disclosed in the Questions and Answers section of this proxy statement in accordance with the provisions of our bylaws. Members of the corporate governance and nominating committee will discuss and evaluate possible candidates in detail prior to recommending them to the board.

     The corporate governance and nominating committee is also responsible for initially assessing whether a candidate would be an independent director. Our board of directors, taking into consideration the recommendations of the corporate governance and nominating committee, is responsible for selecting the nominees for election to the board by the stockholders and for appointing directors to the board to fill vacancies and newly created directorships, with primary emphasis on the criteria set forth above. The board, taking into consideration the assessment of the corporate governance and nominating committee, also determines whether a nominee or appointee would be an independent director.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     You can contact our board of directors to provide comments, to report concerns, or to ask a question, at the following address: Corporate Secretary, MAKO Surgical Corp., 2555 Davie Road, Fort Lauderdale, Florida, 33317. You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party. Communications are distributed to the board of directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board should be excluded, such as:

  Product complaints

  Product inquiries

  New product suggestions

  Resumes and other forms of job inquiries

  Surveys

  Business solicitations or advertisements

     In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

     You may also communicate online with our board of directors as a group by visiting the Investor Relations section of our website, www.makosurgical.com.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

     We have adopted a related person transactions policy pursuant to which our executive officers, directors and principal stockholders, including their immediate family members, are not permitted to enter into a related person transaction with us without the consent of our audit committee, other independent committee of our board of directors or the full board. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such person’s immediate family members in which the amount involved exceeds $120,000 must be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related person transaction. In approving or rejecting the proposed agreement, our audit committee shall take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the person’s interest in the transaction and, if applicable, the impact on a director’s independence. After consideration of these and other factors, the audit committee may approve or reject the transaction. Under the policy, if we should discover related person transactions that have not been approved, the audit committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Z-KAT FINANCING TRANSACTION

Background

     Z-KAT, Inc., a principal stockholder, was formed in 1997 to develop and commercialize computer-assisted surgery, or CAS, applications. Z-KAT formed MAKO Surgical Corp. in November 2004, to develop and commercialize unique applications combining CAS with haptic robotics in the medical field of orthopedics. In December 2004, pursuant to a contribution agreement, we acquired substantially all of Z-KAT’s tangible assets and a majority of Z-KAT’s CAS technology assets not required for Z-KAT’s retained CAS business, and all of its haptic robotic research and development technology inventory. We were granted a limited license to Z-KAT’s CAS and haptic robotic intellectual property portfolio for exclusive use in the field of orthopedics, subject to a prior license to a strategic partner of Z-KAT to use Z-KAT’s CAS intellectual property, but not its haptic robotic intellectual property, in the field of orthopedics. The contribution agreement (which was amended in December 2006 in respect of receipt and payment of certain royalties), including the Z-KAT license, was made in exchange for 4,272,000 shares of our common stock. After giving effect to a one-for-3.03 reverse split of our common stock effected in February 2008, Z-KAT currently holds 1,409,900 shares of our common stock, which represents approximately 7.63% of our outstanding common stock, or 6.70% of our capital stock on a fully diluted basis. Mr. Dewey, a member of our board of directors, serves as the acting Chief Executive Officer and a director of Z-KAT. Dr. Ferré and Messrs. Dewey and Rony A. Abovitz, a Senior Vice President of our company and our Chief Technology Officer, own approximately 8.4%, 4.4% and 2.2%, respectively, of the capital stock of Z-KAT.

Proposed Transaction

     Z-KAT has proposed that its affiliate enter into an equipment financing arrangement with us, similar to those we have consummated with third party finance companies. Under the proposed arrangement, the Z-KAT affiliate would purchase from us the most current version of our Tactile Guidance System™, or TGS™, at a discounted price and place the TGS at a hospital customer site under a rental agreement that, unlike typical third party financing arrangements, would not require minimum payments or utilization but would provide an option for the customer to purchase the TGS. The Z-KAT affiliate would receive a per use fee under a rental agreement with the hospital customer and we would receive the benefit associated with the placement of a sold and actively utilized TGS unit. In addition to the rental agreement, the proposed terms of the transaction also provide that MAKO and the Z-KAT affiliate enter into a remarketing agreement pursuant to which we would assist in placing, installation, servicing, operating and remarketing the TGS as required.

     Our management is reviewing the proposed transaction and will, if it deems appropriate, bring it before the audit committee for review and approval.

RECENT SALES OF PREFERRED STOCK

     In February 2007, certain of our directors and principal stockholders participated in transactions in which they purchased shares of our Series C redeemable convertible preferred stock. We issued and sold an aggregate of 13,513,514 shares of our Series C redeemable convertible preferred stock at a price of $2.22 per share for aggregate consideration of approximately $30 million. The shares of Series C redeemable convertible preferred stock automatically converted into shares of common stock, as adjusted for a one-for-3.03 reverse stock split effected in February 2008, upon completion of our initial public offering in February 2008.

     Set forth below is information regarding the participation of our directors and 5% stockholders in the purchase of Series C redeemable convertible preferred stock. The information does not necessarily reflect their current ownership. The number of shares of Series C redeemable convertible preferred stock set forth in the table has not been adjusted for the one-for-3.03 reverse stock split.

	Shares of Series C
	Redeemable Convertible	Aggregate
	Preferred Stock	Consideration
Purchaser	Purchased	Paid
Directors
Christopher C. Dewey	649,336	$1,441,526
Frederic H. Moll, M.D.	63,940	$141,947
5% Stockholders
MK Investment Co.(1)	1,641,557	$3,644,256
Entities affiliated with Tudor Investment Corporation(2)	4,504,505	$10,000,000
Entities affiliated with Lumira Capital Corp.(3)	1,351,351	$3,000,000
____________________

(1)	Marcelo G. Chao, one of our directors, is a Managing Director of The Exxel Group, an affiliate of MK Investment Co.

(2)	Consisted of 3,356,991 shares of Series C redeemable convertible preferred stock held by The Raptor Global Portfolio Ltd, 1,117,631 shares Series C redeemable convertible preferred stock held by The Tudor BVI Global Portfolio L.P. and 29,883 shares of Series C redeemable convertible preferred stock held by The Altar Rock Fund L.P. Michael P. Stansky, one of our directors, is a Managing Director of Tudor Investment Corporation.

(3)	Consisted of 832,736 shares of Series C redeemable convertible preferred stock held by Lumira Capital I Limited Partnership, 293,390 shares of Series C redeemable convertible preferred stock held by Lumira Capital I Quebec Limited Partnership and 225,225 shares of Series C redeemable convertible preferred stock by MLII Co-Investment Fund NC Limited Partnership. Gerald A. Brunk, one of our directors, is a Managing Director of Lumira Capital Corp.

     We believe that there has not been any other transaction or series of similar transactions during 2007, or any currently proposed transaction, to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or principal stockholder, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation.” We intend that any such future transactions will be approved by our audit committee and will be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

DIRECTOR COMPENSATION

     The following table sets forth information with respect to the compensation of all our non-employee directors during 2007. The number of shares set forth in the footnotes to the table reflects our one-for-3.03 reverse split of our common stock effected in February 2008.

	Fees Earned or Paid	Option
	in Cash	Awards	Total
Name	($)(1)	($)(2)	($)
S. Morry Blumenfeld, Ph.D.	—	—	—
Gerald A. Brunk	—	—	—
Marcelo G. Chao	—	—	—
Christopher C. Dewey	—	—	—
Charles W. Federico	$20,500	$13,516 (3)	$34,016
Frederic H. Moll, M.D.	$ 8,167	$7,574 (4)	$15,741
Michael P. Stansky	—	—	—

____________________

(1)	Represents fees earned or paid in cash in 2007, including an annual retainer of $20,000 prorated for the length of service during 2007, $1,000 for each board or committee meeting attended in 2007 and $500 for each telephonic or video board or committee meeting attended in 2007.

(2)	Amounts represent the compensation expense recognized by our company during 2007 as computed in accordance with Statement of Financial Accounting Standards No. 123 Revised, Share-Based Payment, or FAS 123(R), disregarding any estimated forfeitures relating to service-based vesting conditions.

(3)	With respect to Mr. Federico’s option award granted June 5, 2007, the grant date fair value of the award, computed in accordance with FAS 123(R), was $58,816. With respect to the option award to Mr. Federico on August 24, 2007, the grant date fair value of the award, computed in accordance with FAS 123(R), was $21,430. As of December 31, 2007, Mr. Federico held options exercisable for 13,200 shares, none of which had vested and or become exercisable.

(4)	With respect to the option award to Dr. Moll on August 24, 2007, the grant date fair value of the award, computed in accordance with FAS 123(R), was $64,289. As of December 31, 2007, Dr. Moll held options exercisable for 9,900 shares, none of which had vested or become exercisable.

     Mr. Federico, who joined our board of directors in June 2007, and Dr. Moll, who joined our board in August 2007, each received a prorated annual retainer of $20,000, a fee of $1,000 for each board meeting or committee meeting attended in person during 2007 and $500 for each telephonic or video board or committee meeting attended during 2007. None of our other non-employee directors, Dr. Blumenfeld or Messrs. Brunk, Chao, Dewey or Stansky, received any compensation for their services on the board of directors during 2007. Similarly, Dr. Ferré, our only employee director, does not receive any compensation for his services as a director. All directors are entitled to reimbursement for their reasonable out-of-pocket travel expenses associated with board or committee meetings attended in person.

     On June 5, 2007, the compensation committee generally looked to the experience Mr. Federico brought to the board and, based on negotiations with Mr. Federico, approved an option award of 9,900 shares of our common stock at a fair market value of $9.67. Similarly, on August 24, 2007, the compensation committee looked to the experience Dr. Moll brought to the board and, based on negotiations with Dr. Moll, approved an option award of 9,900 shares of our common stock at a fair market value of $11.12. Mr. Federico was granted an additional option for 3,300 shares of common stock at a fair market value of $11.12. In addition, each of Mr. Federico and Dr. Moll is entitled to an annual grant of options to purchase 3,300 shares of the Company’s common stock at fair market value. In each case, one-third of the option grant vests on the first anniversary of Mr. Federico or Dr. Moll’s election to the board. The remaining two-thirds of the option grant vests ratably over the ensuing 24 months of the director’s tenure on the board of directors, subject to his continued service. On a case-by-case basis, non-employee directors may be entitled to receive options, in an amount determined by our compensation committee in its discretion, to purchase shares of common stock upon initial election or appointment to the board of directors. In determining the number of options granted to a director upon initial election or appointment, the compensation committee uses its judgment and, consistent with our compensation objectives, maintains the flexibility necessary to recruit qualified and experienced directors. Until February 2008, all outstanding options granted to our non-employee directors were issued under our 2004 Stock Incentive Plan. All future options granted to our non-employee directors will be issued under our 2008 Omnibus Incentive Plan.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

     Our executive officers and key employees, their respective ages as of April 14, 2008 and their positions with our company are as follows:

Name	Age	Position
Maurice R. Ferré, M.D.	47	President, Chief Executive Officer and Chairman
Fritz L. LaPorte	38	Senior Vice President of Finance and Administration, Chief
		Financial Officer and Treasurer
Rony A. Abovitz	37	Senior Vice President and Chief Technology Officer
Menashe R. Frank	41	Senior Vice President, General Counsel and Secretary
Duncan H. Moffat	47	Senior Vice President of Operations
Steven J. Nunes	49	Senior Vice President of Sales and Marketing
Benny Hagag	40	Vice President of Business Development
William F. Tapia	38	Vice President of Regulatory, Quality and Clinical Affairs

     The principal occupations and positions for at least the past five years of the executive officers and key employees named above are as follows:

EXECUTIVE OFFICERS

     Maurice R. Ferré, M.D. Please see “Election of Directors” above.

     Fritz L. LaPorte, our Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer, has been with us since our inception in November 2004. From 2001 to November 2004, Mr. LaPorte served as Chief Financial Officer of Z-KAT, Inc. From 1997 to 2000, Mr. LaPorte served as the Director of Finance for Holy Cross Hospital, Inc., a 580-bed acute care facility in Fort Lauderdale, Florida. From 1993 to 1997, Mr. LaPorte served as a Senior Auditor in the Assurance Healthcare Group of Ernst & Young LLP, our independent registered public accounting firm. Mr. LaPorte holds a B.B.A. in accounting from Florida Atlantic University and is a Certified Public Accountant.

     Rony A. Abovitz, our Senior Vice President and Chief Technology Officer, has been with us since our inception in November 2004. Mr. Abovitz was a co-founder of Z-KAT, Inc., and from 1997 to November 2004, he held various executive positions, including Chief Executive Officer and Chief Technology Officer. From 1994 to 1996, Mr. Abovitz worked as a research and development engineer for Lima Orthopedics, Inc. developing orthopedic implants. Mr. Abovitz holds a B.S. in mechanical engineering and an M.S. in biomedical engineering from the University of Miami.

     Menashe R. Frank, our Senior Vice President, General Counsel and Secretary, has been with us since our inception in November 2004. From July 2004 to November 2004, Mr. Frank was a legal consultant to Z-KAT, Inc. Mr. Frank was a corporate associate at the law firm of Hogan & Hartson LLP from 2001 to June 2004, and the law firm of Baker & McKenzie from 2000 to 2001. From 1998 to 2000, Mr. Frank served as Chief Legal Officer for Enticent.com, Inc., a marketing technology enterprise. He was also an associate in the business finance and restructuring department of the law firm of Weil, Gotshal & Manges LLP from 1996 to 1998. Mr. Frank holds a B.A. in political science from American University and a J.D. from the University of Miami School of Law.

     Duncan H. Moffat, our Senior Vice President of Operations, has been with us since April 2008. From 2001 to 2008, Mr. Moffat served as VP Operations for the nuclear medicine business of Philips Medical Systems, a worldwide manufacturer of medical imaging equipment. From 1998 to 2001, Mr. Moffat served as Vice President of Operations for Lumisys, a start-up company providing digital x-ray products that was sold to Eastman Kodak in 2001. Beginning in 1982, Mr. Moffat held various positions with the Lucas companies, first with two Lucas affiliates in England, followed by a position as project manager with Lucas Control Systems Products, Hampton, Virginia, and then by a position as Director of Operations with Lucas Deeco Systems, Hayward, California, from 1995 to1998. Mr. Moffat holds a Bachelor of Science in Electrical and Electronic Engineering, Strathclyde University, Glasgow, Scotland.

     Steven J. Nunes, our Senior Vice President of Sales and Marketing, has been with us since May 2006. From September 2002 to May 2006, Mr. Nunes served as Director of Commercialization for GE Healthcare. From 1996 to April 2002, Mr. Nunes held various positions, including Vice President of Sales and Marketing, at Visualization Technology, Inc., a medical device company for image-guided surgery, which was later acquired by GE Healthcare. In 1990, Mr. Nunes established SJN Medical Inc., an independent distributor of surgical endoscopy products, and served as its President until the company was acquired in 1996. Mr. Nunes holds a B.A. in broadcast journalism from the University of Massachusetts-Amherst.

KEY EMPLOYEES

     Benny Hagag, our Vice President of Business Development, has been with us since our inception in November 2004. From December 2002 to November 2004, Mr. Hagag was an engineering manager at Z-KAT, Inc. In addition to holding engineering team leader positions at several companies early in his career, from 2000 to November 2002, Mr. Hagag was a mechanical systems manager for GE Medical Systems. Mr. Hagag holds a B.Sc. in aerospace engineering and an M.B.A. from the Technion University in Israel.

     William F. Tapia, our Vice President of Regulatory, Quality and Clinical Affairs, has been with us since our inception in November 2004. In 1997, Mr. Tapia co-founded Z-KAT, Inc. and served as a key executive leading the regulatory affairs and quality assurance departments until November 2004. He holds a B.S. in mathematics from Jacksonville University and an M.S. in biomedical engineering from the University of Miami.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

     The purpose of this Compensation Discussion and Analysis is to provide material information about the compensation of our executive officers named below under the caption, “Executive Compensation—2007 and 2006 Summary Compensation Table,” whom we refer to as our named executive officers. In this section, we provide an analysis and explanation of our executive compensation program and the compensation derived by our named executive officers from this program.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     Our compensation philosophy is to offer our executive officers, including the named executive officers, compensation and benefits that are competitive and that meet our goals of attracting, retaining and motivating highly skilled management so that we can achieve our financial and strategic objectives to create long-term value for our stockholders. We believe that compensation should be determined within a framework that is intended to reward individual contribution and strong financial performance by our company. Within this overall philosophy, our objectives are to:

  offer a total compensation program that takes into consideration competitive market requirements and strategic business needs;

  determine total compensation based on our company’s overall financial performance as well as individual contributions; and

  align the financial interests of our executive officers with those of our stockholders.

ROLE OF DIRECTORS, EXECUTIVE OFFICERS AND COMPENSATION CONSULTANTS

     All final decisions regarding the compensation of our named executive officers are made by the compensation committee. Prior to delegating the authority to the compensation committee to make final compensation decisions, our board of directors approved all of the compensation committee’s recommendations with respect to the named executive officers’ compensation set forth in the tables below.

     In making such decisions, the compensation committee considers the various factors described below in this “Compensation Discussion and Analysis” with respect to particular compensation elements. In addition, the compensation committee typically considers, but is not required to accept, the recommendations of Dr. Ferré regarding the performance and proposed base salary, bonus target and equity awards for our named executive officers, including Dr. Ferré. The compensation committee may also request the assistance of Mr. LaPorte, our Chief Financial Officer, and our human resources department in evaluating the financial, accounting and tax implications of various compensation awards paid to the named executive officers. Neither Mr. LaPorte nor our human resources employees, however, recommend or determine the amounts or types of compensation paid to the named executive officers. Dr. Ferré, our President and Chief Executive Officer, and certain of our other executive officers may attend compensation committee meetings, as requested by the chairman of the compensation committee and depending on the issues to be discussed by the compensation committee, but none of these executive officers, including Dr. Ferré, attends any portion of the compensation committee meetings during which his compensation is discussed and approved.

     The compensation committee historically has not performed competitive reviews of our compensation programs with those of similarly-situated companies, nor have we engaged in “benchmarking” of compensation paid to our named executive officers. In the third quarter of 2007, however, the compensation committee retained Radford Surveys and Consulting to conduct a review of the pre-IPO equity ownership levels for senior management at other pre-IPO medical device and biotechnology companies in later stages of financing, and provide an analysis of how our senior management’s, including each of the named executive officers’, current equity holdings compared to the median of the surveyed companies. As discussed below under “Elements of our Executive Compensation Program—Long-Term Equity Compensation,” the survey showed that the equity holdings of our senior management were below the median and, as a result, the compensation committee recommended, and the board of directors approved, additional equity grants, primarily in an effort to retain these executives following the completion of our initial public offering, consistent with our objectives.

     Radford Surveys and Consulting used the following survey sources to conduct their analysis: (i) the 2006 Radford Biotechnology Pre-IPO Executive Report, which includes 30 pre-IPO biotechnology and pharmaceutical companies with outside investment levels between $40 and $80 million; (ii) the Dow Jones Venture Capital — Compensation Pro Database, which includes pre-IPO companies that have classified themselves as a medical device company and are in the “later stage” rounds of financings (generally, any round after the second round of financing); and (iii) the Top 5 Pre-IPO Life Sciences Industry (Medical Device) Survey, which includes 10 pre-IPO medical device companies that have completed series C rounds of financing. We do not know the component companies that were surveyed by Radford Surveys and Consulting as the companies’ names were not included in the report that Radford provided to the compensation committee.

     In analyzing pre-IPO ownership levels, our company was compared to the 50th percentile of the surveyed companies. While we compared our senior management to the median of the survey results for equity holding purposes, we do not believe it is appropriate to emphasize this target, as it was used for the limited purpose of determining equity holdings as a pre-IPO company and it was not seen as an indication that we intended to “benchmark” the equity holdings of our senior management at the median of a “peer group” of companies. Any such determinations as to whether or not we will “benchmark” in the future will be made by the compensation committee.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

     The principal elements of our executive compensation program have been base salary, a discretionary cash bonus and long-term equity compensation in the form of stock options or shares of restricted stock. We also have provided some named executive officers with limited perquisites and other benefits that the compensation committee believes were reasonable and consistent with the objectives of our executive compensation programs, as discussed below. In April 2007, we adopted a performance-based cash bonus plan applicable to all employees in management positions, including the named executive officers, and made grants of performance-based and other equity compensation to our employees, including the named executive officers. We discuss these more fully below.

     Each of these compensation elements satisfies one or more of our retention, performance and alignment objectives, as described more fully below. We combine the compensation elements for each executive officer in a manner that the compensation committee believes, in its discretion and judgment, is consistent with the executive’s contributions to our company and our overall goals with respect to executive compensation. We have not adopted any policies with respect to long-term versus currently-paid compensation, but feel that both elements are necessary for achieving our compensation objectives. Currently-paid compensation provides financial stability for each of our named executive officers and immediate reward for superior company and individual performance, while long-term compensation rewards achievement of strategic long-term objectives and contributes toward overall stockholder value. Similarly, while we have not adopted any policies with respect to cash versus equity compensation, we feel that it is important to encourage or provide for a meaningful amount of equity ownership by our named executive officers to help align their interests with those of our stockholders, one of our compensation objectives.

Base Salary

     We believe that a competitive base salary is an important component of compensation as it provides a degree of financial stability for our executive officers and is critical to recruiting and retaining our executives. Base salary is also designed to recognize the scope of responsibilities placed on each executive officer and reward each executive for his unique leadership skills, management experience and contributions. We make a subjective determination of base salary after considering such factors collectively. Our compensation committee has historically reviewed the base salaries of our named executive officers on a periodic basis, as the facts and circumstances may warrant.

     As discussed below under “Employment Agreements,” each of our named executive officers entered into an employment agreement with us which established an initial base salary for each officer. In February 2007, we increased the base salaries of each of Messrs. LaPorte, Abovitz, Frank and Nunes from $160,500, $160,500, $160,500 and $160,000, respectively, to $176,550, $173,340, $176,550 and $167,840, respectively, to reflect the compensation committee’s subjective review of their overall individual 2006 performances. Similarly, in February 2007, Dr. Ferré’s base salary was increased from $278,200 to $300,000 to reflect the compensation committee’s subjective review of his overall individual 2006 performance. We believe this increase to Dr. Ferré’s base salary was reasonable given our performance during his tenure.

     In February 2008, the compensation committee awarded merit pay increases to each of our named executive officers. Accordingly, the base salary of each of Messrs. LaPorte, Abovitz and Frank increased to $225,101 and the base salary of Mr. Nunes increased to $177,910.

Cash Bonuses

     Our cash bonus compensation is designed to reward achievement of strategic and financial goals that support our objective of enhancing stockholder value and to motivate executives to achieve superior performance in their areas of responsibility. Historically, each of our named executive officers was compensated under a discretionary cash bonus arrangement based on a subjective evaluation by the compensation committee of the individual’s overall performance.

     In April 2007, however, our board of directors adopted the 2007 – 2008 Metrics Scorecard Cash Bonus Plan, pursuant to which our management level employees, including our named executive officers, may be compensated in the form of a cash bonus with respect to performance in 2007 and 2008. The 2007 – 2008 Metrics Scorecard Cash Bonus Plan measures company-wide performance and is designed to encourage teamwork and collaboration among our employees and to reward them for achieving financial and operating goals that are key to the success of our business. Moreover, the board believed that a cash bonus plan that primarily measures achievement of company-wide performance targets is the appropriate mechanism for rewarding and motivating management, including our named executive officers, because each of these executives is responsible for, among other things, strategic, operational and financial objectives that cannot always be measured on an individual basis.

     The 2007 – 2008 Metrics Scorecard Cash Bonus Plan provides that upon our achievement of specified measurable performance goals, each management level employee, including our named executive officers, will be paid a cash performance bonus amount. The amount of this bonus will be based on a percentage of the Metrics Scorecard Percentage achieved by the Company. In connection with this determination, there is a minimum and maximum Metrics Scorecard Percentage that governs any potential award.

     The Metrics Scorecard Percentage represents the percentage of pre-defined goals that we achieved at the end of 2007, as determined by the compensation committee in its discretion. For 2007, these goals included the following:

  launch and support of U.S. clinical sites, including installations of Tactile Guidance Systems™, or TGS, purchase orders for TGS units, achievement of revenue (including deferred revenue) for TGS units upon customer acceptance, and number of TGS procedures performed;

  development and validation of MAKOplasty® business case model and clinical value, including release of clinical whitepaper;

  continuation of TGS and implant development, including release of version 1.2 of TGS and onlay knee implant system, FDA clearance for version 1.2 of TGS, on-going development of version 2.0 of TGS and modular implants, and securing relationships for new technology;

  establishment and maintenance of operational infrastructure for TGS system manufacturing and service;

  achievement of 2007 budget;

  definition and execution of strategy for financing;

  continuation of intellectual property development to expand value; and

  continuation of company values and vision.

     We established a baseline target and stretch levels for achievement of each of these goals. The determination of whether and to what extent these metrics were achieved during 2007 was made by the compensation committee in its discretion. Following the compensation committee’s review in February 2008 of the contributions made by each named executive officer to our company’s performance during 2007, the committee approved cash bonus awards of $97,500, $57,379, $56,336, $57,379 and $46,366 to be paid immediately to Dr. Ferré and Messrs. LaPorte, Abovitz, Frank and Nunes, respectively, pursuant to the cash bonus plan. In accordance with the terms of the cash bonus plan, the dollar amount of each bonus was calculated as a percentage of the named executive officer’s annual base salary.

     The compensation committee in its discretion has determined the performance goals and criteria to govern potential awards for 2008 under the cash bonus plan to be as follows:

  installations and customer acceptance of TGS units, achievement of revenue (including deferred revenue) for TGS units;

  number of MAKOplasty procedures performed and total MAKOplasty revenue;

  market release of TGS version 1.2 and version 1.3 and on-going development of version 2.0;

  commercialization and on-going development of MAKO-branded knee implant systems;

  submission of peer-reviewed manuscripts for publication to validate the clinical value of MAKOplasty;

  development of MAKOplasty Center of Excellence business case;

  development of strategic business plan and five-year technology roadmap;

  achievement of 2008 budget; and

  continuation of company values and vision.

Long-Term Equity Compensation

     We grant stock options and restricted stock to our named executive officers, as we believe that such grants further our compensation objectives of aligning the interests of our named executive officers with those of our stockholders, encouraging long-term performance, and providing a simple and easy-to-understand form of equity compensation that promotes executive retention. We view such grants both as incentives for future performance and as compensation for past accomplishments.

     We historically have made grants of equity to named executive officers in connection with their initial hire. The number of stock options or restricted stock granted to each named executive officer in connection with his initial hire was determined based upon negotiations with each executive, represented the number necessary to recruit each executive from their then-existing positions and reflected the compensation committee’s subjective evaluation of the executive’s experience and potential for future performance. In addition, we have made additional discretionary grants, from time to time, as recommended by the compensation committee and determined by our board of directors, taking into consideration such factors as individual performance and competitive market conditions. The timing of any such equity grants was determined by the compensation committee’s determination of achievement by the named executive officer and not any effort to time the grants in coordination with changes in our stock price.

     We have used stock options and restricted stock, rather than other forms of long-term incentives, because they create value for the executive only if stockholder value is increased through an increased share price. Prior to the completion of our initial public offering in February 2008, all stock option and restricted stock grants were made pursuant to our company’s 2004 Stock Incentive Plan and our board of directors determined the exercise price based on internal or third-party valuation reports. Currently, all option grants are made pursuant to our 2008 Omnibus Incentive Plan, and the exercise price of stock options is based on the fair market value of our common stock on the grant date, which is equal to the closing price of our common stock on that date.

     Messrs. LaPorte, Abovitz and Frank received options for 66,006, 82,508 and 66,006 shares, respectively, in respect of the compensation committee’s subjective review of their overall individual performances in 2006. In each case, half of the stock options were granted in May 2006, and the remaining half was granted in March 2007. All of these stock option awards were “time based,” with the first 25% of the option grant vesting upon the one year anniversary of the grant and the remaining 75% vesting ratably on a monthly basis over the remaining three-year period beginning on the first anniversary of the date of grant. They generally expire ten years from the date of the grant. We believe that this provides a reasonable time frame to align the executive officer compensation with the interests of stockholders. See the “Grants of Plan-Based Awards” table included in “Executive Compensation” below for information on the option awards in 2007.

     In March 2007, we issued 82,508 shares of restricted common stock to Dr. Ferré at a purchase price of $2.48 per share in exchange for a promissory note from Dr. Ferré in the principal amount of $205,000. The March 2007 issuance to Dr. Ferré was made based on the compensation committee’s subjective review of his overall individual performance in 2006. See the “Grants of Plan-Based Awards” table included in the section titled, “Executive Compensation” below for additional information regarding the award of restricted stock in 2007.

     As referenced under “Role of Directors, Executive Officers and Compensation Consultants” above, in the third quarter of 2007, the compensation committee retained Radford Surveys and Consulting to conduct a review of pre-IPO equity ownership levels for our senior management, as compared to other pre-IPO medical device and biotechnology companies in later stages of financing. Based on Radford’s analysis of our equity ownership levels for senior management, including the named executive officers, the compensation committee recommended, and the board of directors approved in August 2007, the grant of 247,524 shares of restricted stock to Dr. Ferré, which shares vest ratably on a quarterly basis over a four-year period, based on his continued service. The compensation committee also recommended, and the board of directors approved, the grant of stock options to purchase 198,019 shares of our common stock to Dr. Ferré, to be made upon closing of our initial public offering. The grant was made in February 2008 at an exercise price of $9.30 per share. The options vest ratably on a quarterly basis over a four-year period starting at grant. The compensation committee recommended, and the board of directors approved in August 2007, the grant of stock options to each of Messrs. LaPorte, Abovitz, Frank and Nunes, to purchase 66,006, 95,148, 66,006, and 33,003 shares, respectively, of our common stock. Each grant of stock options to Messrs. LaPorte, Abovitz, Frank and Nunes vests ratably on a quarterly basis over a four-year period in accordance with the following schedule:

  50% began vesting immediately;

  25% began vesting in February 2008 upon an evaluation of the individual performance with respect to 2007, which determination was made in the sole discretion of the Chief Executive Officer; and

  25% began vesting in February 2008 upon a determination by the compensation committee of a passing score on the Company’s 2007 Metrics Scorecard.

     Our board of directors issued these awards to bring the equity holdings of management to the median of the surveyed companies for retention purposes.

Employee Stock Purchase Plan

     We have not adopted any formal employee equity ownership requirements or guidelines. In 2007, we adopted the 2008 Employee Stock Purchase Plan to encourage equity ownership by all of our employees, which became effective immediately upon completion of our initial public offering in February 2008. We anticipate offering subscriptions for shares of our common stock pursuant to the plan to eligible employees, including our named executive officers, in the future.

Perquisites and Other Benefits

     As a general matter, we do not intend to offer perquisites or other benefits to any executive officer, including the named executive officers, with an aggregate value in excess of $10,000, because we believe we can provide better incentives for desired performance with compensation in the forms described above. We recognize that, from time to time, it may be appropriate to provide some perquisites or other benefits in order to attract, motivate and retain our executives, with any such decision to be reviewed and approved by the compensation committee as needed.

     On September 5, 2007, our board of directors recognized Dr. Ferré’s performance in leading the establishment of our initial MAKOplasty Centers of Excellence and facilitating the performance of MAKOplasty procedures at those sites through the forgiveness of approximately $1.1 million of outstanding loans, including accrued interest of $113,000, that we made to Dr. Ferré. The board of directors also recognized Mr. Abovitz’s research and development leadership with respect to versions 1.2 and 2.0 of our TGS through the forgiveness of approximately $25,000 of an outstanding loan that we made to Mr. Abovitz. Our board of directors determined that the forgiveness of the loans made by us to Dr. Ferré and Mr. Abovitz were adequate compensation for extraordinary performance and in our best interests. In connection with the forgiveness of the loans, Dr. Ferré surrendered 35,244 shares of common stock to us to pay for the payroll taxes associated with the taxable income from the forgiveness of the loans. Also on September 5, 2007, to partially compensate Dr. Ferré for these surrendered shares, the board of directors granted options to Dr. Ferré to purchase 35,244 shares of common stock at an exercise price of $11.12.

CHANGE IN CONTROL ARRANGEMENTS

     Each of our named executive officers has an employment agreement which provides for severance payment arrangements following specified termination events. Other than Dr. Ferré, none of the named executive officers would automatically be entitled to payments under their employment agreements upon a change in control, unless specific additional events occur, such as a material adverse change in responsibilities. We negotiated severance packages with each of the named executive officers that were based on what the compensation committee believed, in its experience, to be a reasonable, but not overly generous, severance package to each executive and necessary to retain the executive.

     The compensation committee does not take into account severance packages in determining the amounts of other elements of compensation, such as base salary, cash bonus, stock option grants and restricted stock grants. See “Executive Compensation—Termination and Change of Control Payments” below for a description of the severance and change in control arrangements for our named executive officers.

EFFECT OF ACCOUNTING AND TAX TREATMENT ON COMPENSATION DECISIONS

     In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our named executive officers. While we consider the applicable accounting and tax treatment, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

     Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to covered employees, unless specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. In general, we have determined that we will not seek to limit executive compensation so that all of such compensation is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and, as a result, our compensation committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

COMPENSATION COMMITTEE REPORT

     The compensation committee has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

MAKO Surgical Corp.
COMPENSATION COMMITTEE

S. Morry Blumenfeld, Ph.D., Chairman
Gerald A. Brunk
Marcelo G. Chao

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid in 2007 and 2006 to our Chief Executive Officer, our Chief Financial Officer and each of the three other most highly compensated executive officers who were serving as executive officers on December 31, 2007. These five individuals are sometimes referred to collectively as the “named executive officers.”

2007 and 2006 Summary Compensation Table

								Non-Equity
								Incentive Plan
Name and						Stock	Option	Compensation	All Other
Principal Position	Year	Salary ($)		Bonus ($)(1)		Awards ($)(2)	Awards ($)(2)	($)(3)	Compensation ($)		Total ($)
Maurice R. Ferré, M.D.	2007	$299,058		—		$379,589	$18,339	$97,500	$1,149,320	(4)	$1,943,806
President, Chief	2006	$274,000		$200,000		$73,112	—		—		$547,112
Executive Officer and
Chairman
Fritz L. LaPorte	2007	$175,686		—		—	$48,394	$57,379	—		$281,459
Senior Vice President	2006	$159,692		$48,150		—	$9,118		—		$216,960
of Finance and
Administration, Chief
Financial Officer and
Treasurer
Rony A. Abovitz	2007	$172,772		—		—	$76,263	$56,336	$26,815	(5)	$332,186
Senior Vice President	2006	$159,692		$48,150		—	$21,930		—		$229,772
and Chief Technology
Officer
Menashe R. Frank	2007	$175,686		—		—	$46,035	$57,379	$—		$279,100
Senior Vice President,	2006	$159,692		$48,150		—	$6,759		—		$214,601
General Counsel and
Secretary
Steven J. Nunes	2007	$167,731		—		—	$24,994	$46,366	—		$239,091
Senior Vice President	2006	$101,539	(6)	$15,123	(6)	—	$4,190		$26,319	(7)	$147,171
of Sales and
Marketing
____________________

(1)

Amounts represent discretionary cash bonus payments made to each named executive officer in respect of his performance in 2006, as determined by the compensation committee. All payments were made in the first quarter of 2007.

(2)

Amounts represent the compensation expense recognized by the Company during 2006 and 2007, respectively, as computed in accordance with FAS 123(R), disregarding any estimated forfeitures relating to service-based vesting conditions. For a discussion of the assumptions made in the valuation of these awards, see Note 8 to Financial Statements in our Form 10-K for the year ended December 31, 2007.

(3)	Amounts represent cash bonus payments made in February 2008 pursuant to the 2007-2008 Metrics Scorecard Cash Bonus Plan.

(4)

On September 5, 2007, our board of directors forgave approximately $1,149,320 of outstanding loans, including accrued interest, that we made to Dr. Ferré. See “Compensation Discussion and Analysis—Long Term Equity Compensation” and “Compensation Discussion and Analysis—Perquisites and Other Benefits” above for more information regarding forgiveness of these employee loans.

(5)

On September 5, 2007, our board of directors forgave approximately $25,000 of outstanding loans that we made to Mr. Abovitz. See “Compensation Discussion and Analysis—Perquisites and Other Benefits” above for more information regarding forgiveness of this employee loan.

(6)	Mr. Nunes joined our company in May 2006.

(7)	As part of our employment agreement with Mr. Nunes, and to encourage Mr. Nunes to relocate to Fort Lauderdale, Florida in May 2006, we agreed to provide Mr. Nunes with a relocation bonus of $15,000 to cover the costs of temporary housing and travel expenses during the initial six-month relocation period. In addition, we reimbursed Mr. Nunes for his relocation expenses of $11,319.

2007 GRANTS OF PLAN-BASED AWARDS

     The following table sets forth information with respect to grants of plan-based awards during 2007 to the named executive officers:

					All Other	All Other
					Stock	Option			Grant
					Awards:	Awards:		Exercise	Date Fair
		Estimated Future Payouts			Number of	Number of		or Base	Value of
		Under Non-Equity Incentive			Shares of	Securities		Price of	Stock
		Plan Awards(1)			Stock or	Underlying		Option	and
		Threshold	Target	Maximum	Units	Options		Awards	Option
Name	Grant Date	($)	($)	($)	(#)	(#)		($/Sh)(2)	Awards(3)
Maurice R. Ferré, M.D.	March 26, 2007	$60,000	$75,000	$180,000	82,508 (4)	—		$2.48	$107,547
	August 24, 2007				247,524 (5)	—		$11.12	$2,752,467
	September 5, 2007				—	35,244	(6)	$11.12	$228,851
Fritz L. LaPorte	March 26, 2007	35,310	44,138	105,930	—	33,003	(7)	$2.48	$48,700
	August 24, 2007				—	66,006	(8)	$11.12	$321,444
Rony A. Abovitz	March 26, 2007	34,668	43,335	104,004	—	41,254	(7)	$2.48	$60,875
	August 24, 2007				—	95,148	(8)	$11.12	$463,361
Menashe R. Frank	March 26, 2007	35,310	44,138	105,930	—	33,003	(7)	$2.48	$48,700
	August 24, 2007				—	66,006	(8)	$11.12	$321,444
Steven J. Nunes	March 26, 2007	33,568	41,960	100,704	—	16,501	(7)	$2.48	$24,350
	August 24, 2007				—	33,003	(8)	$11.12	$160,722
____________________

(1)	Represents the threshold, target and maximum amounts that could be earned by each named executive officer pursuant to our 2007—2008 Metrics Scorecard Cash Bonus Plan.

(2)	Equals the estimated fair value of the common stock on the date of grant.

(3)	Represents the grant date fair value of the awards calculated in accordance with FAS 123(R).

(4)	Restricted common stock, with 25% vested on the date of grant and the remaining 75% vesting ratably on a monthly basis over a four-year period.

(5)	Restricted common stock, vesting ratably on a quarterly basis over a four-year period.

(6)	Vesting ratably on a quarterly basis over a four-year period.

(7)	The first 25% of this option vests upon the one-year anniversary of the grant date and the remaining 75% vests ratably on a monthly basis over the remaining three years.

(8)	The first 50% of this option vests ratably on a quarterly basis over a four-year period upon grant and the remaining 50% vests ratably on a quarterly basis over a four-year period upon and subject to satisfactory 2007 performance evaluations, which were achieved.

EMPLOYMENT AGREEMENTS

     On September 19, 2007, we entered into a new employment agreement with Dr. Ferré, which was subsequently amended and restated on November 12, 2007 to permit Dr. Ferré to serve on the board of directors of Z-KAT if approved by a majority of our disinterested directors. The employment agreement expires on December 31, 2010, subject to automatic renewal for successive one-year terms unless either party gives 120 days notice of its intention not to renew the agreement. Under the employment agreement, Dr. Ferré is entitled to an initial base salary of $300,000 and an opportunity to earn a performance bonus with a target of 50% of his base salary, which performance bonus may be higher or lower based on the attainment of performance criteria that we establish. For a description of severance arrangements, see “Termination and Change of Control Payments” below.

     We entered into employment agreements, effective January 2005, with each of Messrs. LaPorte, Abovitz and Frank. Each of these agreements was amended and restated on February 5, 2007 to provide for a term of three years from the effective date of the original agreement. In May 2006, we entered into an employment agreement with Mr. Nunes for a term of two years. Each of these agreements provides for automatic renewal for successive one-year terms. These employment agreements provided for an initial negotiated base salary of $150,000 for each of Messrs. LaPorte, Abovitz and Frank and $160,000 for Mr. Nunes. See “Compensation Discussion and Analysis—Base Salary” above for current base salaries. Pursuant to these employment agreements, each of Messrs. LaPorte, Abovitz and Frank received options for 24,752, 82,508 and 13,201 shares, respectively, of our common stock upon closing of the Series B redeemable convertible preferred stock financing in July 2005. Mr. Nunes received options for 49,504 shares pursuant to this employment agreement, 16,501 shares of which were granted in 2007. As part of our package to recruit Mr. Nunes to relocate to Fort Lauderdale, Florida in May 2006, we agreed to provide Mr. Nunes with a relocation bonus of $15,000 to cover the costs of temporary housing, together with travel expenses during the initial six-month relocation period, and reimbursement for moving expenses. In the event that Mr. Nunes’ employment had been terminated for any reason during the first 24 months following his employment, other than by us for cause or by Mr. Nunes for other than good reason, Mr. Nunes was required to repay a prorated share of the relocation bonus. Each executive is also eligible to participate in various benefits programs that are available to our employees generally. In addition, each of the employment agreements provides for certain payments to be made to Messrs. LaPorte, Abovitz, Frank and Nunes upon termination of employment. For a description of these terms, including an estimation of the payments to be made, see “Termination and Change of Control Payments” below.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table sets forth information with respect to outstanding equity awards of the named executive officers as of December 31, 2007:

							Stock Awards
							Number of
	Option Awards						Shares or	Market Value of
	Number of Securities				Option		Units of Stock	Shares or Units of
	Underlying Unexercised				Exercise	Option	That Have Not	Stock That Have
	Options (#)				Price	Expiration	Vested	Not Vested
Name	Exercisable		Unexercisable		($)	Date	(#)	($)
Maurice R. Ferré	—		—		—	—	107,997 (1)	$1,619,950 (1)
	—		—		—	—	37,386 (2)	$560,790 (2)
	—		—		—	—	50,278 (3)	$754,170 (3)
	—		—		—	—	232,054 (4)	$3,480,810 (4)
	2,202	(5)	33,042	(5)	$11.12	9/04/2017	—	—
Fritz L. LaPorte	69,867	(6)	0	(6)	$0.67	12/15/2014	—	—
	14,954	(7)	9,798	(7)	$1.27	7/17/2015	—	—
	13,063	(8)	19,940	(8)	$1.27	5/21/2016	—	—
	0	(9)	33,003	(9)	$2.48	3/25/2017	—	—
	2,062	(10)	63,944	(10)	$11.12	8/23/2017	—	—
Rony A. Abovitz	69,867	(11)	0	(11)	$0.67	12/15/2014	—	—
	49,848	(12)	32,660	(12)	$1.27	7/17/2015	—	—
	16,329	(13)	24,925	(13)	$1.27	5/21/2016
	0	(14)	41,254	(14)	$2.48	3/25/2017	—	—
	2,973	(15)	92,175	(15)	$11.12	8/23/2017	—	—
Menashe R. Frank	34,933	(16)	0	(16)	$0.67	12/15/2014	—	—
	7,975	(17)	5,226	(17)	$1.27	7/17/2015	—	—
	13,063	(18)	19,940	(18)	$1.27	5/21/2016
	0	(19)	33,003	(19)	$2.48	3/25/2017	—	—
	2,062	(20)	63,944	(20)	$11.12	8/23/2017	—	—
Steven J. Nunes	13,063	(21)	19,940	(21)	$1.27	5/14/2016	—	—
	0	(22)	16,501	(22)	$2.48	3/25/2017	—	—
	1,031	(23)	31,972	(23)	$11.12	8/23/2017	—	—
____________________

(1)	The vesting of the shares subject to this restricted stock is as follows: (i) 90,944 shares vested on 7/14/2005; and (ii) 272,834 shares vest ratably over a 48 month period beginning 7/13/06 through 6/13/09.

(2)	The vesting of the shares subject to this restricted stock is as follows: (i) 20,627 shares vested on 5/22/06; and (ii) 61,881 shares vest ratably over a 48 month period beginning 5/21/07 through 4/21/10.

(3)	The vesting of the shares subject to this restricted stock is as follows: (i) 20,627 shares vested on 3/26/07; and (ii) 61,881 shares vest ratably over a 48 month period beginning 3/25/08 through 2/24/11.

(4)	The vesting of the shares subject to this restricted stock is as follows: ratably on a quarterly basis over 4 years beginning 8/24/07 through 7/22/11.

(5)	The vesting of the shares subject to this stock option is as follows: (i) 2,202 shares vested on 12/4/07; and (ii) 33,042 shares vest ratably quarterly over the remaining period beginning 12/5/07 through 9/04/11.

(6)	The vesting of the shares subject to this stock option is as follows: (i) 69,867 shares vested on 12/16/2004.

(7)	The vesting of the shares subject to this stock option is as follows: (i) 6,188 shares vested on 7/15/06; and (ii) 18,564 shares vest ratably monthly over a 36 month period beginning 8/15/06 through 7/15/09.

(8)	The vesting of the shares subject to this stock option is as follows: (i) 8,251 shares vest on 5/21/2007; and (ii) 24,752 shares vest ratably monthly over a 36 month period beginning 6/21/07 through 5/21/10.

(9)	The vesting of the shares subject to this stock option is as follows: (i) 8,251 shares vest on 3/25/2008; and (ii) 24,752 shares vest ratably monthly over a 36 month period beginning 3/26/08 through 2/25/11.

(10)	The vesting of the shares subject to this stock option is as follows: (i) 33,003 shares vest ratably quarterly over four years beginning on 8/24/07; and (ii) 33,003 shares vest ratably quarterly over four years subject to a satisfactory 2007 performance evaluation, which was achieved.

(11)	All 69,867 shares vested on 12/16/2004.

(12)	The vesting of the shares subject to this stock option is as follows: (i) 20,627 shares vested on 7/15/06; and (ii) 61,881 shares vest ratably monthly over a 36 month period beginning 8/15/06 through 7/15/09.

(13)	The vesting of the shares subject to this stock option is as follows: (i) 10,313 shares vest on 5/21/2007; and (ii) 30,941 shares vest ratably monthly over a 36 month period beginning 6/21/07 through 5/21/10.

(14)	The vesting of the shares subject to this stock option is as follows: (i) 10,313 shares vest on 3/25/2008; and (ii) 30,941 shares vest ratably monthly over a 36 month period beginning 3/26/08 through 2/25/11.

(15)	The vesting of the shares subject to this stock option is as follows: (i) 47,574 shares vest ratably quarterly over four years beginning on 8/24/07; and (ii) 47,574 shares vest ratably quarterly over four years subject to a satisfactory 2007 performance evaluation, which was achieved.

(16)	The vesting of the shares subject to this stock option is as follows: (i) 34,933 shares vested on 12/16/2004.

(17)	The vesting of the shares subject to this stock option is as follows: (i) 3,300 shares vested on 7/15/06; and (ii) 9,901 shares vest ratably monthly over a 36 month period beginning 8/15/06 through 7/15/09.

(18)	The vesting of the shares subject to this stock option is as follows: (i) 8,251 shares vest on 5/21/2007; and (ii) 24,752 shares vest ratably monthly over a 36 month period beginning 6/21/07 through 5/21/10.

(19)	The vesting of the shares subject to this stock option is as follows: (i) 8,251 shares vest on 3/25/2008; and (ii) 24,752 shares vest ratably monthly over a 36 month period beginning 3/26/08 through 2/25/11.

(20)	The vesting of the shares subject to this stock option is as follows: (i) 33,003 shares vest ratably quarterly over four years beginning on 8/24/07; and (ii) 33,003 shares vest ratably quarterly over four years subject to a satisfactory 2007 performance evaluation, which was achieved.

(21)	The vesting of the shares subject to this stock option is as follows: (i) 8,251 shares vest on 5/14/2007; and (ii) 24,752 shares vest ratably monthly over a 36 month period beginning 6/14/07 through 5/14/10.

(22)	The vesting of the shares subject to this stock option is as follows: (i) 4,125 shares vest on 3/25/2008; and (ii) 12,376 shares vest ratably monthly over a 36 month period beginning 3/26/08 through 2/25/11.

(23)	The vesting of the shares subject to this stock option is as follows: (i) 16,501 shares vest ratably quarterly over four years beginning on 8/24/07; and (ii) 16,502 shares vest ratably quarterly over four years subject to a satisfactory 2007 performance evaluation, which was achieved.

2007 OPTION EXERCISES AND STOCK VESTED

     No options were exercised by any of the named executive officers during the year ended December 31, 2007. The following table sets forth information with respect to stock vested during 2007:

Stock Awards
Number of
	Shares	Value
	Acquired on	Realized on
Name	Vesting (#)	Vesting ($)(1)
Maurice R. Ferré, M.D.	131,379	$1,055,982
Fritz L. LaPorte	—	—
Rony A. Abovitz	—	—
Menashe R. Frank	—	—
Steven J. Nunes	—	—
____________________

(1)	Value realized on vesting is determined by multiplying the number of vested shares by the price of our common stock on the vesting date. This amount is not intended to represent the value, if any, that is actually realized by the individual.

TERMINATION AND CHANGE OF CONTROL PAYMENTS

Dr. Ferré

     The employment agreement for Dr. Ferré provides for the payment of severance benefits if Dr. Ferré is terminated without “cause” or if Dr. Ferré resigns for “good reason.” Upon such a termination, Dr. Ferré will be entitled to receive all accrued but unpaid compensation, reimbursement of any outstanding reasonable business expenses, one times the sum of Dr. Ferré’s annual salary and cash bonuses received by him during the preceding completed fiscal years and accelerated vesting of equity awards that vest based on the passage of time; provided that if the termination occurs in anticipation of a change of control of our company or within two years thereafter, the applicable multiplier will be two instead of one, payment of a prorated bonus for the year of termination, and assuming attainment of target performance goals, accelerated vesting of all equity awards that vest based on the attainment of performance goals at the greater of target levels or actual performance at the date of termination. Dr. Ferré is also entitled to a gross-up payment to the extent any payments payable to him in connection with a change of control become subject to an excise tax pursuant to sections 4999 and 280G of the Internal Revenue Code. The vesting of all equity that vests based on the passage of time will accelerate in the event of a change of control. In addition, all equity awards that vest based on the passage of time vest in the event of a termination of employment due to death or disability.

     Under Dr. Ferré’s employment agreement, “good reason” includes any of the following, in each case to the extent not corrected by us following 30 days’ notice from Dr. Ferré:

  the assignment of duties materially inconsistent with Dr. Ferré’s position and status or a materially adverse change in the nature of Dr. Ferré’s duties, responsibilities and authorities from those described in his agreement;

  a material reduction in Dr. Ferré’s annual salary or the setting of his annual target incentive opportunity in amounts materially less than those specified in his agreement;

  relocation of Dr. Ferré’s principal work location more than 25 miles from our current headquarters;

  failure to elect or reelect Dr. Ferré to our board of directors or his removal from the board other than for cause;

  our failure to obtain an agreement from any successor to us to assume the agreement; or

  any other failure by us to perform any material obligation or provision of the agreement.

     Under Dr. Ferré’s employment agreement, “cause” includes any of the following, provided that the executive has been provided a copy of the resolution adopted by at least three-quarters of the independent members of our board of directors at a meeting of the board (after reasonable notice to the executive and an opportunity for the executive, together with the executive’s counsel, to be heard before the board) finding that the executive was guilty of the specified conduct:

  conviction for commission of a felony or a crime involving moral turpitude;

  willful commission of any act of theft, fraud, embezzlement or misappropriation against us; or

  willful and continued failure to perform duties, which failure is not remedied within 30 days after we provide notice.

Messrs. LaPorte, Abovitz, Frank and Nunes

     The employment agreements for Messrs. LaPorte, Abovitz, Frank and Nunes provide for the payment of severance benefits to the executive if we terminate the executive’s employment without “cause” or if the executive resigns for “good reason.” Upon such a termination, the executive will be entitled to receive all accrued but unpaid compensation, reimbursement of any outstanding reasonable business expenses, an amount equal to six months, or nine months in the case of Mr. Abovitz, of the executive’s annual base salary at the rate then in effect, and the costs of continuation of health benefits for six months, or nine months in the case of Mr. Abovitz.

     Under these employment agreements, “good reason” includes:

  a material adverse change of the executive’s job responsibilities;

  a breach by us with respect to our compensation obligations under the employment agreement, which has not been cured within 30 days after the executive provides written notice or our notice of non-renewal;

  a decrease in executive’s base salary not equally applied (on a percentage basis) to all employees subject to an employment agreement with us; or

  relocation of our headquarters to a location more than 100 miles from the location at the time the employment agreement was first executed.

     We have the right to terminate Messrs. LaPorte, Abovitz, Frank and Nunes for cause if such termination is approved by not less than two-thirds of our board of directors, provided the executive is given at least five days advance notice of such meeting and is given the opportunity to speak at such meeting. If we terminate the employment of any of these executives for cause or if the executive terminates his employment without good reason, the executive will be entitled to receive only accrued but unpaid compensation and reimbursement of any outstanding reasonable business expenses. Termination for cause may include termination as a result of any act or failure to act on the part of the executive that constitutes:

  the willful, knowing or grossly negligent failure or refusal of the executive to perform his duties under the employment agreement or to follow the reasonable directions of the Chief Executive Officer which has continued for 30 days following written notice of such failure or refusal from the board;

  a breach by the executive of any fiduciary duty to us or any of our subsidiaries for which the executive is required to perform services under the employment agreement;

  material and willful misfeasance or malfeasance by the executive in connection with the performance of his duties under the employment agreement;

  the executive’s commission of an act which is a fraud or embezzlement;

  the conviction of the executive for, or a plea of guilty or nolo contendere, to a criminal act that is a felony;

  a material breach or default by the executive of any provision of the employment agreement that has continued for 30 days following notice of breach or default from the board;

  the executive’s willful and material breach or violation of any law, rule or regulation (other than traffic violations or similar offenses);

  abuse of drugs or alcohol to our detriment; or

  not maintaining his primary residence in the South Florida region.

     Each employment agreement includes customary non-competition and non-solicitation restrictions applicable to the executive for a period of 12 months after the termination of the executive’s employment, as well as customary confidentiality provisions. In addition, each of these employment agreements provides that all confidential information that the executive has access to, uses or creates during his employment and all intellectual property resulting from work done by him on our behalf is our property. In the event the employment agreement is not renewed at the end of its three-year term, we have the option of paying a severance payment equal to six months, or nine months in the case of Mr. Abovitz, of base salary payable in monthly installments, or waiving our rights to enforce the non-competition covenants.

ACCELERATION OF EQUITY

     Pursuant to the terms of restricted stock and option award agreements we have entered into with our named executive officers, no additional shares of common stock subject to any outstanding restricted stock and option awards will vest after termination of or by the executive for any reason. If the executive is terminated for cause, the executive will forfeit all rights to his options and the option will expire immediately. For all other terminations, other than death or disability, options expire on the ninetieth day after the termination date. Upon death or disability, options expire twelve months after the date of death or the date of termination resulting from disability.

     In the event of a change of control, if the successor entity does not assume, continue or substitute for outstanding options and restricted stock, all outstanding shares of our restricted common stock will vest, and either (i) all options will become immediately exercisable or (ii) the board will elect to cancel any outstanding grants of options or restricted stock and pay an amount in cash or securities. In addition, pursuant to the terms of Dr. Ferré’s employment agreement, in the event of a change of control, any unvested equity awards that vest on the passage of time would vest. As described above, unvested equity awards that vest on the passage of time held by Dr. Ferré vest upon his termination without cause, his termination for good reason, his termination due to death and his termination due to disability.

     Assuming a December 31, 2007 termination event, the aggregate severance and change of control payments to the named executive officers are estimated to be as follows:

	Severance		Change of
Named Executive Officer	Payment		Control Payment
Maurice R. Ferré, M.D.	$450,000	(1)	$900,000 (2)
Fritz L. LaPorte	$88,275	(3)	—
Rony A. Abovitz	$130,005	(4)	—
Menashe R. Frank	$88,275	(3)	—
Steven J. Nunes	$83,920	(3)	—
____________________

(1)	Represents base salary, as of December 31, 2007, and the average amount of cash bonus received by Dr. Ferré in 2005 and 2006.

(2)	If Dr. Ferré had been terminated as of December 31, 2007 in anticipation of a change of control of the Company or within two years thereafter, Dr. Ferré would be entitled to a payment of $900,000, which represents two times the severance payment described in footnote (1) above. This change of control payment would be made in lieu of a severance payment. Dr. Ferré would also be entitled to a gross-up payment if any payments payable to him in connection with a change of control were subject to an excise tax pursuant to sections 4999 and 280G of the Internal Revenue Code. Because the change of control payment of $900,000, assuming a December 31, 2007 termination event, would not be subject to an excise tax pursuant to sections 4999 and 280G of the Internal Revenue Code, we would not be required to make any tax gross-up payments pursuant to the terms of our employment agreement with Dr. Ferré.

Therefore, the table above does not reflect any tax gross-up payments.

(3)	Represents the continuation of base salary, as of December 31, 2007 for a period of six months. No additional severance payments would be payable upon or in connection with a change in control.

(4)	Represents the continuation of base salary, as of December 31, 2007 for a period of nine months. No additional severance payments would be payable upon or in connection with a change in control.

AUDIT COMMITTEE REPORT

     Our audit committee is composed of “independent” directors, as determined in accordance with Rule 4200(a) (15) of The NASDAQ Stock Market’s regulations and Rule 10A-3 of the Exchange Act. The audit committee operates pursuant to a written charter adopted by our board of directors, a copy of which is available on the Investor Relations page of our website at www.makosurgical.com.

     As described more fully in its charter, the purpose of our audit committee is to assist the board of directors with its oversight responsibilities regarding the integrity of our company’s financial statements, our compliance with legal and regulatory requirements and assessing the independent registered public accounting firm’s qualifications, independence and performance. Management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

     The audit committee has:

  reviewed and discussed our audited financial statements with management and Ernst & Young LLP, our independent registered public accounting firm;

  discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as may be modified or supplemented; and

  received from Ernst & Young LLP the written disclosures and the letter regarding their independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and discussed the auditors’ independence with them.

     In addition, the Audit Committee has met separately with management and with Ernst & Young LLP.

     Based on the review and discussions referred to above, our audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

MAKO Surgical Corp.
AUDIT COMMITTEE

Gerald A. Brunk, Chairman
Marcelo G. Chao
Charles W. Federico

     The foregoing audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate it by reference into such filings.

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008, and our board of directors has directed management to submit the appointment of Ernst & Young LLP for ratification by the stockholders at the annual meeting.

     Ernst & Young LLP has audited our financial statements since our inception in 2004. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from stockholders.

     Stockholder ratification of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors is seeking such ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm, our audit committee will consider whether to retain that firm for 2008.

     A majority of the shares present in person or by proxy and entitled to vote at the annual meeting is required for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

     Our board of directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008. Shares of common stock represented by executed, but unmarked, proxies will be voted “FOR” such ratification.

PRINCIPAL ACCOUNTING FEES AND SERVICES

PRINCIPAL ACCOUNTING FEES AND SERVICES

     Our auditors for the year ended December 31, 2007 were Ernst & Young LLP. We expect that Ernst & Young LLP will serve as our auditors for fiscal year 2008.

	2007	2006
Audit fees(1)	$1,037,000	$300,000
Audit-related fees	—	—
Tax fees	—	—
All other fees(2)	2,000	—
Total fees	$1,039,000	$300,000
____________________

(1)

Represents fees for the audit of our annual consolidated financial statements and reviews of the interim financial statements. Included in the audit fees for 2007 are fees totaling $837,000 incurred in connection with our initial public offering. Included in the audit fees for 2006 are fees for the audit of our financial statements for the year ended December 31, 2005 and the period from November 12, 2004 through December 31, 2004, and of the financial statements of our predecessor, Z-KAT, Inc., for the period from January 1, 2004 through November 11, 2004.

(2)	Represents subscription fees for the EY Online web-based research service.

PRE-APPROVAL POLICIES AND PROCEDURES

     The audit committee has established a pre-approval policy that provides for the pre-approval of audit, audit-related, tax and other services specifically described by the committee on an annual basis. Unless a type of service is pre-approved under the policy, it will require separate pre-approval by the committee if it is to be provided by our independent registered public accounting firm. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

     All audit and other fees for services set forth in the table above were pre-approved by our audit committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

OTHER MATTERS

     Our board of directors knows of no other matters to be presented at the annual meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the annual meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

By Order of the Board of Directors,
MAKO Surgical Corp.

MENASHE R. FRANK
Secretary

Fort Lauderdale, Florida
April 29, 2008

MAKO SURGICAL CORP. BANK OF NEW YORK MELLON BNY MELLON SHAREOWNER SERVICES P.O. BOX 358015 PITTSBURGH, PA 15252-8015
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by MAKO Surgical Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to MAKO Surgical Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MAKOS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
MAKO SURGICAL CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

Vote on Directors
1.	ELECTION OF DIRECTORS

Nominees:
	01)	S. Morry Blumenfeld, Ph.D.
	02)	William D. Pruitt

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Proposal		For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2008.	☐	☐	☐

3.	In the discretion of the persons named in this proxy, to consider and act upon any other business properly brought before the annual meeting or any adjournment or postponement thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No
(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

MAKO SURGICAL CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2008 ANNUAL MEETING OF STOCKHOLDERS
June 3, 2008

The stockholder(s) hereby appoint(s) Menashe R. Frank and Fritz L. LaPorte, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MAKO Surgical Corp. that the stockholder(s) is/are entitled to vote at the 2008 Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on June 3, 2008, at the company's headquarters, 2555 Davie Road, Ft. Lauderdale, Florida 33317, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE